Robinhood Reports Second Quarter 2021 Results

MENLO PARK, Calif. – August 18, 2021 – Robinhood Markets, Inc. (“Robinhood”) (NASDAQ: HOOD) today announced financial results for the second quarter ended June 30, 2021.

•Total net revenues increased 131% to $565 million in the second quarter of 2021, compared with $244 million in the second quarter of 2020.
•Transaction-based revenues increased 141% to $451 million in the second quarter of 2021, compared with $187 million in the second quarter of 2020.
◦Options increased 48% to $165 million in the second quarter of 2021, compared with $111 million in the second quarter of 2020.
◦Cryptocurrencies increased to $233 million in the second quarter of 2021, compared to $5 million in the second quarter of 2020.
◦Equities transaction-based revenue decreased 26% to $52 million in the second quarter of 2021, compared with $71 million in the second quarter of 2020.
•Loss before income taxes was $464 million in the second quarter of 2021, compared with income before taxes of $58 million in the second quarter of 2020. Costs associated with the change in fair value of convertible notes and warrant liability totaled $528 million in the second quarter of 2021.
•Net loss was $502 million in the second quarter of 2021, or $2.16 per diluted share, compared with net income of $58 million, or $0.09 per diluted share in the second quarter of 2020.
•Adjusted EBITDA (non-GAAP) was $90 million in the second quarter of 2021, compared with $63 million in the second quarter of 2020.
•Net Cumulative Funded Accounts increased 130% to 22.5 million in the second quarter of 2021, compared with 9.8 million in the second quarter of 2020.
•Monthly Active Users (MAU) increased 109% to 21.3 million in the second quarter of 2021, compared with 10.2 million in the second quarter of 2020.
•Assets Under Custody (AUC) increased 205% to $102 billion in the second quarter of 2021, compared with $33 billion in the second quarter of 2020.
•Average Revenues Per User (ARPU) was $112 in the second quarter of 2021, compared with $115 in the second quarter of 2020.

“We’re encouraged by the number of people who are accessing the financial system for the first time through Robinhood,” said Vlad Tenev, CEO and Co-Founder of Robinhood. “We’re happy to expand access through products like commission-free crypto trading, which saw strong growth this quarter among women investors in particular, and IPO Access, which gives customers an opportunity to invest in companies at their IPO price.”

Highlights

Robinhood Offers Customers Access to IPOs
•Robinhood launched its IPO Access product on May 20, 2021, providing customers access to shares of certain initial public offerings at the same price as institutional and high net worth investors.
•In addition to placing orders for IPO shares, customers can browse through a list of upcoming issuers on the IPO Access platform, stay up to date on upcoming milestones, and read through prospectuses to learn about the issuers, their business models, management teams, and key risk factors.
•Six companies, excluding our own, have offered IPO shares to customers through IPO Access so far. We’ve seen meaningful customer engagement on these deals, with our share of the allocations oversubscribed by greater than 5x. Robinhood’s customers also exhibited relatively low turnover, with approximately 80-85% of the allotted shares still held 30 days after IPO for the two deals that priced in Q2, FIGS and YOU.

Robinhood Delivers on Customer Service
•Robinhood continued to expand its rollout of live phone support for customers across high priority topics in equities and options trading as well as account security. Additionally, investments in technology and support staff are improving the quality and speed of phone support with response times in Q2 improving by 67% versus Q2 of the prior year.
•Robinhood hired and trained hundreds of additional licensed customer service representatives, approximately doubling the size of the customer support team at the end of the quarter as compared to the beginning of the year.
•Product improvements led to a reduction in contact rates by 40% during Q2, versus Q2 of the prior year.

Crypto Engagement at Record Levels
•Robinhood’s customers demonstrated significant interest in cryptocurrencies, with over 60% of our net cumulative funded accounts trading in crypto during the second quarter.
•The three months ended June 30, 2021 is the first quarter where a larger share of new customers placed their first trade in crypto rather than equities.

Robinhood Expands its Educational Content
•Robinhood launched its first set of educational modules, allowing customers to take quick in-app courses on the basics of investing.
•The Robinhood Snacks Daily podcast, which includes an entertaining breakdown of top business stories, was downloaded 11.4 million times during the quarter, up 19% year over year.
•The Robinhood Snacks newsletter, which provides digestible daily financial news, had 24.6 million unique people open the newsletter in Q2, up 171% year over year.

Financial Outlook

Our business is affected by many factors, including seasonality, general market conditions and retail trading behavior as well as significant, unanticipated market events. Many of these factors worked in our favor during the three months ended June 30, 2021, resulting in a very strong quarter with record revenues. For the three months ended September 30, 2021, we expect seasonal headwinds and lower trading activity across the industry to result in lower revenues and considerably fewer new funded accounts than in the prior quarter.

For operating expenses, we will continue to invest in key areas to enhance platform capabilities, drive product innovation and improve customer support, as well as building upon our regulatory and compliance functions. We will also record a one-time cumulative charge of $1.0 billion in stock-based compensation for restricted stock units related to our IPO in the third quarter. Total remaining unamortized stock-based compensation of $2.2 billion as of the IPO date will be recognized over a weighted average remaining service period of 2.6 years.

Resale Registration Statement on Form S-1 Update

As previously announced, on August 5, 2021 we filed a registration statement on Form S-1 (the “Resale S-1”) with the Securities and Exchange Commission (the “SEC”) on behalf of certain of our shareholders to register the resale of outstanding shares of our Class A common stock received by them upon the conversion of our Tranche I convertible notes. The SEC staff informed us on August 13, 2021 that they are reviewing the Resale S-1. No sales can be made off the Resale S-1 until the SEC staff completes their review and declares it effective. At this time, we cannot predict how long that process will take.

Webcast and Conference Call Information

Robinhood will host a conference call at 2 p.m. PT / 5 p.m. ET today, August 18, 2021. The live webcast of Robinhood's earnings conference call can be accessed at investors.robinhood.com, along with the earnings press release and accompanying slide presentation.

Following the call, a replay and transcript will also be available at the same website.

About Robinhood

Robinhood Markets is on a mission to democratize finance for all. With Robinhood, people can invest with no account minimums through Robinhood Financial LLC, buy and sell crypto through Robinhood Crypto LLC, and learn about investing through easy-to-understand educational content. Robinhood aims to build the most trusted and most culturally relevant money app worldwide.

"Robinhood" and the Robinhood feather logo are registered trademarks of Robinhood Markets, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Contacts

Investors:
Irvin Sha
ir@robinhood.com

Press:
press@robinhood.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the expected financial performance of Robinhood Markets, Inc. and its consolidated subsidiaries (“we,” “Robinhood,” or the “Company”) and our strategic and operational plans, including the statements under “Financial Outlook.” Our forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause Robinhood’s actual future results, performance, or achievements to differ materially from any future results expressed or implied in this press release. Reported results should not be considered an indication of future performance. Risks that contribute to the uncertain nature of our forward-looking statements include, among others, risks relating to: the size of our market opportunities; our ability to effectively manage our growth; our ability to successfully enter new markets, including any expansion into international markets, and comply with any applicable laws and regulations; our ability to invest in and develop our products and services to operate with changing technology; the expected benefits of our products to our customers and the impact of our products on our business; the effects of increased competition from our market competitors; the success of our marketing efforts and the ability to grow brand awareness and maintain, protect and enhance our brand; the impact of negative publicity on our brand and reputation; our ability to attract and retain our customers; our ability to maintain the security and availability of our platform; our ability to attract and retain key personnel and highly qualified personnel; our expectations regarding the impacts of accounting guidance; our expectations regarding litigation and regulatory proceedings; our expectations regarding share-based compensation; our ability to collect, store, share, disclose, transfer, receive, use and otherwise process customer information and other data, and compliance with laws, rules and regulations related to data privacy, protection and security; our ability to comply with modified or new laws and regulations applying to our business, and potential harm to our business as a result of those laws and regulations; the impact of adverse economic conditions; our expectations regarding the continuing impact of COVID-19 on our business; our expectations regarding the loss of our status as an emerging growth company; our expectations regarding the use of net proceeds from our IPO; and the increased expenses associated with being a public company, among others. Because some of these risks and uncertainties cannot be predicted or quantified and some are beyond our control, you should not rely on our forward-looking statements as predictions of future events. More information about potential risk factors that could affect our business and financial results is included in Robinhood’s filings with the Securities and Exchange Commission (“SEC”), including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which is available on the SEC’s web site at www.sec.gov. Moreover, we operate in a competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible for us to predict all risks nor identify all uncertainties. The events and circumstances reflected in our forward-looking statements might not be achieved and actual results could differ materially from those projected in the forward-looking statements. Except as otherwise noted, all forward-looking statements are made as of the date of this press release, August 18, 2021, and are based on information and estimates available to us at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, Robinhood assumes no obligation to update any of the statements in this press release whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this press release with the understanding that our actual future results, performance, events, and circumstances might be materially different from what we expect.

Non-GAAP Financial Measures

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total net revenues, net income (loss) and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). This non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of net income (loss), which is the most directly comparable GAAP measure, to Adjusted EBITDA, is provided in the financial tables included in this release.

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss), excluding (i) interest expense related to credit facilities, (ii) provision for (benefit from) income taxes, (iii) depreciation and amortization, (iv) share-based compensation expenses, (v) change in fair value of convertible notes and warrant liability and (vi) certain legal and tax settlements, reserves and expenses.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, is not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting.

Key Performance Metrics

Net Cumulative Funded Accounts

We define Net Cumulative Funded Accounts as the total of Net Funded Accounts from inception to a stated date or period end. “Net Funded Accounts” is the total number of Funded Accounts for a stated period, excluding “churned users” and including “resurrected users” as of the end of that period. A “Funded Account” is a Robinhood account into which the account user makes an initial deposit or money transfer, of any amount, during the relevant period, which account is designed to provide a customer with access to any and all of the products offered on our platform. Users are considered “churned” if their accounts were previously Funded Accounts and their account balance (which is measured as the fair value of assets in the user’s account less the amount due from the user) drops to or below zero dollars (which negative balances typically result from Fraudulent Deposit Transactions and, less often, from margin loans) for 45 consecutive calendar days. Users are considered “resurrected” if they were considered churned users during and as of the end of the immediately preceding period, and had their account balance increase above zero (and are not considered churned users) in the current period.

Monthly Active Users (“MAU”)

We define MAU as the number of Monthly Active Users during a specified calendar month. A “Monthly Active User” is a unique user who makes a debit card transaction, or who transitions between two different screens on a mobile device or loads a page in a web browser while logged into their account, at any point during the relevant month. A user need not satisfy these conditions on a monthly or recurring basis or have a Funded Account to be included in MAU. Figures in this release reflect MAU for the last month of each period presented. We utilize MAU to measure how many customers interact with our products and services during a given month. MAU does not measure the frequency or duration of the interaction, but we consider it a useful indicator for engagement. Additionally, MAUs are positively correlated with, but are not indicative of the performance of revenue and other key performance indicators.

Assets Under Custody (“AUC”)

We define AUC as the sum of the fair value of all equities, options, cryptocurrency and cash held by users in their accounts, net of customer margin balances, as of a stated date or period end on a trade date basis. Net Deposits and net market gains drive the change in AUC in any given period. We define “Net Deposits” as all cash deposits received from customers net of reversals, customer cash withdrawals and other equity and cash amounts transferred out of our platform (including in connection with debit card transactions and account transfers out of our platform through the Automated Customer Account Transfer Service (“ACATS”)) for a stated period.

Average Revenue Per User (“ARPU”)

We define ARPU as total revenue for a given period (or, in the case of ARPU for a given cohort, total revenue generated by that cohort during a given year or period) divided by the average of Net Cumulative Funded Accounts (or, in the case of ARPU for a given cohort, the Net Cumulative Funded Accounts included in that cohort) as of the last day of that period and as of the last day of the immediately preceding period. In the case of ARPU for a three-month period, this figure is multiplied by four to annualize the figure for comparability. Figures in this release represent ARPU for each year or annualized three-month period presented.

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	June 30,
(in thousands, except share and per share data)	2020	2021
Assets
Current assets:
Cash and cash equivalents	$1,402,629	$5,077,752
Cash and securities segregated under federal and other regulations	4,914,660	5,374,594
Receivables from brokers, dealers and clearing organizations	124,501	209,792
Receivables from users, net	3,354,142	5,423,643
Deposits with clearing organizations	225,514	272,204
Other current assets	851,138	1,542,902
Total current assets	10,872,584	17,900,887
Property, software and equipment, net	45,834	71,078
Restricted cash	7,364	17,273
Non-current assets	62,692	99,344
Total assets	$10,988,474	$18,088,582
Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$104,649	$292,851
Payables to users	5,897,242	7,768,181
Securities loaned	1,921,118	2,642,900
Other current liabilities	893,036	1,536,344
Total current liabilities	8,816,045	12,240,276
Convertible notes	—	5,189,783
Other non-current liabilities	48,012	463,548
Total liabilities	8,864,057	17,893,607
Commitments and contingencies
Mezzanine equity
Redeemable convertible preferred stock, $0.0001 par value. 414,033,220 and 658,311,424 authorized at December 31, 2020 and June 30, 2021. 412,742,897 issued and outstanding at December 31, 2020 and June 30, 2021. Liquidation preference of $2,191,086 at December 31, 2020 and June 30, 2021.	2,179,739	2,179,739
Stockholders’ deficit:
Common stock, $0.0001 par value, 777,354,000 and 1,057,152,204 shares authorized at December 31, 2020 and June 30, 2021. 229,031,546 and 232,609,957 shares issued and outstanding at December 31, 2020 and June 30, 2021.	1	1
Additional paid-in capital	134,307	151,281
Accumulated other comprehensive income	473	525
Accumulated deficit	(190,103)	(2,136,571)
Total stockholders’ deficit	(55,322)	(1,984,764)
Total liabilities, mezzanine equity and stockholders’ deficit	$10,988,474	$18,088,582

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
(in thousands, except share and per share data)	2020	2021		2020	2021
Revenues:
Transaction-based revenues	$187,413	$451,167	141%	283,044	871,606	208%
Net interest revenues	39,998	67,709	69%	64,014	130,206	103%
Other revenues	16,800	46,457	177%	24,703	85,695	247%
Total net revenues	244,211	565,333	131%	371,761	1,087,507	193%

Operating expenses(1):
Brokerage and transaction	28,612	37,812	32%	49,016	78,816	61%
Technology and development	44,971	156,347	248%	78,176	273,205	249%
Operations	30,464	101,065	232%	52,277	167,629	221%
Marketing	43,510	94,159	116%	113,432	196,407	73%
General and administrative	38,636	111,346	188%	73,287	248,460	239%
Total operating expenses	186,193	500,729	169%	366,188	964,517	163%

Change in fair value of convertible notes and warrant liability	—	528,052	NM	—	2,020,321	NM
Other expense (income), net	(100)	710	NM	43	(149)	NM
Income (loss) before income tax	58,118	(464,158)	NM	5,530	(1,897,182)	NM
Provision for income taxes	534	37,507	NM	448	49,286	NM
Net income (loss)	$57,584	$(501,665)	NM	5,082	(1,946,468)	NM
Net income (loss) attributable to common stockholders:
Basic	22,783	(501,665)		2,050	(1,946,468)
Diluted	22,783	(501,665)		2,050	(1,946,468)
Net income (loss) per share attributable to common stockholders:
Basic	$0.10	$(2.16)		$0.01	$(8.41)
Diluted	$0.09	$(2.16)		$0.01	$(8.41)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	225,091,413	232,223,019		224,953,736	231,459,227
Diluted	244,338,145	232,223,019		244,539,192	231,459,227
________________
(1) The following table presents operating expenses as a percent of total net revenues:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Brokerage and transaction	12%	7%	13%	7%
Technology and development	18%	28%	21%	25%
Operations	12%	18%	14%	15%
Marketing	18%	17%	31%	18%
General and administrative	16%	20%	20%	23%
Total operating expenses	76%	90%	99%	88%

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2021	2020	2021
Operating activities:
Net income (loss)	$57,584	$(501,665)	$5,082	$(1,946,468)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,185	4,873	3,913	8,694
Provision for credit losses	13,985	20,342	23,933	36,745
Share-based compensation	1,365	1,138	3,777	10,134
Deferred income taxes	52	2	(88)	1
Change in fair value of convertible notes and warrant liability	—	528,052	—	2,020,321
Other	19	—	19	—
Changes in operating assets and liabilities:
Segregated securities under federal and other regulations	20	(349,984)	—	(214,990)
Receivables from brokers, dealers and clearing organizations	(79,927)	(34,299)	(116,703)	(85,291)
Receivables from users, net	(731,891)	(75,564)	(769,581)	(2,104,430)
Deposits with clearing organizations	32,355	50,639	(113,112)	(46,690)
Other current and non-current assets	(139,519)	(312,637)	(156,252)	(730,233)
Accounts payable and accrued expenses	(5,364)	56,432	18,248	182,214
Payables to users	463,215	1,927,346	2,913,253	1,870,939
Securities loaned	161,459	611,766	91,468	721,782
Other current and non-current liabilities	142,930	354,876	159,206	676,393
Net cash provided by operating activities	(81,532)	2,281,317	2,063,163	399,121
Investing activities:
Purchase of property, software and equipment	(5,595)	(12,781)	(11,689)	(22,085)
Capitalization of internally developed software	(2,229)	(3,719)	(4,573)	(5,777)
Net cash used in investing activities	(7,824)	(16,500)	(16,262)	(27,862)
Financing activities:
Proceeds from issuance of convertible notes and warrants	—	—	—	3,551,975
Draws on credit facilities	—	348,276	907,700	1,348,276
Repayments on credit facilities	(175,000)	(348,276)	(892,700)	(1,348,276)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	557,297	—	557,297	—
Proceeds from exercise of stock options, net of repurchases	528	893	584	6,690
Net cash provided by financing activities	382,825	893	572,881	3,558,665
Effect of foreign exchange rate changes on cash and cash equivalents	(42)	23	(174)	52
Net increase in cash, cash equivalents, segregated cash and restricted cash	293,427	2,265,733	2,619,608	3,929,976
Cash, cash equivalents, segregated cash and restricted cash, beginning of the period	5,395,749	7,853,902	3,069,568	6,189,659
Cash, cash equivalents, segregated cash and restricted cash, end of the period	$5,689,176	$10,119,635	$5,689,176	$10,119,635
Cash and cash equivalents, end of the period	$794,482	$5,077,752	$794,482	$5,077,752
Segregated cash, end of the period	4,887,330	5,024,610	4,887,330	5,024,610
Restricted cash, end of the period	7,364	17,273	7,364	17,273
Cash, cash equivalents, segregated cash and restricted cash, end of the period	$5,689,176	$10,119,635	$5,689,176	$10,119,635
Supplemental disclosures:
Cash paid for interest	$1,283	$2,484	$2,582	$3,083
Cash paid for income taxes	$418	$394	$417	$3,128

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2021	2020	2021
Net income (loss)	$57,584	$(501,665)	$5,082	$(1,946,468)
Add:
Interest expenses related to credit facilities	1,555	5,268	3,059	8,067
Provision for income taxes	534	37,507	448	49,286
Depreciation and amortization	2,185	4,873	3,913	8,694
EBITDA (non-GAAP)	61,858	(454,017)	12,502	(1,880,421)
Share-based compensation	1,365	1,138	3,777	10,134
Change in fair value of convertible notes and warrant liability(1)	—	528,052	—	2,020,321
Certain legal and tax settlements, reserves and expenses(2)	—	15,000	—	54,910
Adjusted EBITDA (non-GAAP)	$63,223	$90,173	$16,279	$204,944
_________________
(1)    Change in fair value of convertible notes and warrant liability is the adjustment necessary to mark our convertible notes and warrants to fair market value.
(2)Certain legal and tax settlements, reserves and expenses for the three months ended June 30, 2021 includes a charge of $15 million in connection with the settlement-in-principle Robinhood Crypto, LLC reached with New York Department of Financial Services (“NYDFS”) with respect to an NYDFS matter focused primarily on anti-money laundering and cybersecurity (the “NYDFS Matter”). As of June 30, 2021 we have accrued a total of $30.0 million for the NYDFS Matter.
Certain legal and tax settlements, reserves and expenses for the six months ended June 30, 2021 includes charges of (i) $34.9 million in connection with the agreement Robinhood Financial LLC (“RHF”) reached with the Financial Industry Regulatory Authority (“FINRA”) to resolve, on an no admit, no deny basis, certain of FINRA’s investigations and examinations, including investigations into systems outages, RHF’s options product offering, and margin-related communications with customers, among others (“FINRA Matters”), and (ii) $20.0 million in connection with the NYDFS Matter described above. As of June 30, 2021 we have accrued a total of $61.5 million for the FINRA Matters, including a $57.0 million fine as well as $4.5 million of customer restitution to be paid.